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                     January 18, 2023

       Philippe Krakowsky
       Chief Executive Officer
       The Interpublic Group of Companies, Inc.
       909 Third Avenue
       New York, New York 10022

                                                        Re: The Interpublic
Group of Companies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-06686

       Dear Philippe Krakowsky:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services